Exhibit 99.1(b)

                             OPTION
                               ONE
                      MORTGAGE CORPORATION


As of and for the year ended December 31, 1996, Option One Mortgage Corporation has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP). As of and for this same period, Option One Mortgage Corporation had in effect a fidelity bond and errors and omissions policy in the amount of $50 Million.


\s\ Robert E. Dubrish    2/15/97    \s\ William L. O'Neill  2/15/97
Robert E. Dubrish                     William L. O'Neill
Chief Executive Officer               Chief Financial Officer

\s\ Jill Bright     2/15/97
Jill Bright
Controller